Exhibit 10.50

[F & G Life Letterhead]
(Form of)
TRANSACTION BONUS AGREEMENT
February 25, 2020
[Name]

Dear [Name]:
As you may know, FGL Holdings (the “FGL”) has entered into an Agreement and Plan of Merger with Fidelity National Financial, Inc. (“FNF”) F I Corp. and F II Corp., dated as of February 7, 2020 (the “Merger Agreement”), pursuant to which FGL, along with Fidelity & Guaranty Life Business Services, Inc. (the “Company”), will be acquired by FNF (the “Merger”).
In order to reward you for the critical role you have undertaken as an integral member of the organization working towards the closing of the Merger (the “Closing”), subject the occurrence of the Closing, you will be eligible to receive a cash transaction bonus in the amount of $[_______] (the “Transaction Bonus”) for your continued services through the date of the Closing set forth in Section 1 below and on the following terms and conditions. If the Merger Agreement is terminated prior to the Closing, you will no longer be eligible to receive the Transaction Bonus and this letter agreement will terminate and have no further force and effect.
The Company and you each agree as follows:

1.
Transaction Bonus. Except as provided under Section 2 below, you will be entitled to the Transaction Bonus on the date of the Closing, subject to your continued employment with FGL or its subsidiaries, including the Company, through the date of Closing. The Transaction Bonus will be paid as a lump sum payment as soon as reasonably practicable following the date of Closing, but no later than thirty (30) days following the date of Closing, subject to any and all applicable federal, state, local, foreign and/or other withholding taxes and all other authorized payroll deductions.

2.
Termination of Employment. You will no longer be eligible to receive the Transaction Bonus if your employment is terminated for any reason by you or FGL or its subsidiaries, including the Company, prior to the date of Closing.

3.
No Effect on Severance and Other Benefits. This letter agreement will not affect your eligibility or entitlement to receive any benefits payable to you under any severance, change of control or similar plan, policy or agreement with the Company.

4.
Other Rights and Agreements. This letter agreement does not create any employment rights not specifically set forth herein with respect to you. Your employment remains at-will and can be terminated by the Company at any time and for any reason, with or without Cause. This letter agreement contains the entire understanding of the Company and you with respect to the subject matter hereof.

5.
Confidentiality. You agree that the matters described in this letter agreement are highly confidential. Accordingly, you agree and covenant that, except as required by applicable law, you will not disclose, reveal, publish, disseminate, or discuss, directly or indirectly, to or with any other person or entity the terms of this letter agreement other than your immediate family, lawyer and tax advisor and that any such disclosure, revelation, publication, dissemination or discussion shall result in the immediate forfeiture of the entire Transaction Bonus.

6.	Amendment. This letter agreement may be amended or revised only by written agreement signed by an authorized officer of the Company and you.

7.
Binding Effect. This letter agreement shall be binding on you and your executor, administrator and heirs, but may not be assigned by you. This letter agreement may be transferred or assigned by the Company and shall be binding on the transferee or assignee. This letter agreement shall automatically be transferred or assigned to and be binding upon any successor in interest to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

8.
Section 409A. The parties intend for the payments and benefits under this letter agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this letter agreement shall be construed and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) no amounts that are payable on account of your termination of employment shall be paid to you until you have incurred a “separation from service” from your employer within the meaning of Section 409A of the Code, (ii) amounts that would otherwise be payable that would otherwise be provided pursuant to this agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six (6) months following your separation from service (or death, if earlier) and (iii) any payments that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.

9.
Counterparts. This letter agreement may be (a) executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement, and (b) executed and delivered by facsimile or other electronic transmission with the same effect as if a manually signed original were personally delivered.

10.	Applicable Law. This letter agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.
[signature page follows]

[Signature Page to Transaction Bonus Agreement]

Accordingly, the parties have executed this letter agreement as of the date first above written.

FIDELITY & GUARANTY LIFE BUSINESS SERVICES, INC.

By: __________________________
Name:
Title:

Agreed and Accepted:

______________________________
[Name]